Exhibit 99.1

For Immediate Release

Contact: John E. Vollmer III

SVP & Chief Financial Officer

Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Reports
Financial Results for First Quarter of 2008
Increases Quarterly Dividend

HOUSTON, Texas – May 1, 2008 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported net income of $77.4 million, or $0.50 per share, for the three months ended March 31, 2008, compared to net income of $116 million, or $0.73 per share, for the three months ended March 31, 2007. Revenues for the first three months of 2008 were $505 million, compared to $547 million for the first three months of 2007.

The Company also declared a quarterly cash dividend on its Common Stock of $0.16 per share, to be paid on June 27, 2008, to holders of record as of June 12, 2008.

Commenting on the first quarter’s results, Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Average revenue per operating day for the first three months of 2008 was $18,900, compared to $19,250 for the three months ended December 31, 2007. Average direct operating costs per operating day for the quarter decreased to $10,990, compared to $11,110 for the fourth quarter of 2007.

Mr. Wall added, “For the three months ended March 31, 2008, the Company had an average of 244 rigs operating, including 232 in the U.S. and 12 in Canada. This compares to an average of 241 rigs operating for the fourth quarter of 2007, including 231 in the U.S. and 10 in Canada.”

“In our U.S. land drilling operations, we have recently seen an increase in activity and a stabilization of dayrates. We estimate that our rig count in the U.S. increased in April 2008 to an average of 238 rigs operating. Canadian drilling activities are being affected by the annual spring break up and soft market conditions. As a result, our Canadian drilling operations had very few operating days during April 2008, averaging zero rigs operating for the month.”

“Our pressure pumping operations in Appalachia were negatively impacted by wet locations that resulted from a lack of consistently cold weather. Accordingly, many jobs scheduled for the first quarter were postponed. As location conditions have improved, we have seen a significant pick up in this business,” Mr. Wall added.

Mark S. Siegel, Chairman of Patterson-UTI stated, “Recently, we have seen a number of encouraging signs in the marketplace. With the price of natural gas increasing in 2008, we have begun to see an increase in U.S. drilling activity. If natural gas prices remain at current levels, we expect to see the activation of additional rigs and an increase in the number of wells drilled.”

Mr. Siegel added, “During the last few years we have spent approximately $1.5 billion on our contract drilling business. We have significantly upgraded our drilling rig fleet, including the deployment of approximately 75 new and like-new rigs, so that our fleet is well-matched to expected future drilling activity, with its increasing emphasis on unconventional plays. We are well positioned to meet expected increases in rig demand with the deployment of our remaining new rigs, our continuing rig upgrade program and our existing idle capacity.”

“We are pleased to increase the quarterly cash dividend for the fourth consecutive year, bringing the current annual dividend yield to more than 2% and showing our continued commitment to return capital to our shareholders. Our balance sheet as of March 31, 2008 continues to be strong, with no long-term debt and working capital of approximately $257 million,” Mr. Siegel added.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss first quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being webcast and can be accessed through Patterson-UTI’s web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Webcast participants should go to one of the web addresses above 10-15 minutes prior to the scheduled start time. Replay of the conference call webcast will be available at these sites through Thursday, May 15, 2008.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 350 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Alabama, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
REVENUES	$504,554	$547,101
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	303,472	295,974
Depreciation, depletion and impairment	63,726	55,931
Selling, general and administrative	16,996	14,669
Loss on disposal of assets	186	202
Other operating expenses	300	600

Total Costs and Expenses	384,680	367,376

OPERATING INCOME	119,874	179,725

OTHER INCOME (EXPENSE)
Interest expense	(277)	(763)
Interest income	343	369
Other	384	94

Total Other Income (Expense)	450	(300)

INCOME BEFORE INCOME TAXES	120,324	179,425
INCOME TAX EXPENSE	42,915	63,624

NET INCOME	$77,409	$115,801

NET INCOME PER COMMON SHARE
Basic	$0.51	$0.75

Diluted	$0.50	$0.73

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152,600	155,387

Diluted	155,055	157,742

CASH DIVIDENDS PER COMMON SHARE	$0.12	$0.08

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2008	2007
Contract Drilling:
Revenues	$420,149	$467,498
Direct operating costs (excluding depreciation)	$244,367	$246,154
Selling, general and administrative	$1,524	$1,451
Depreciation	$55,872	$48,188
Operating income	$118,386	$171,705
Operating days	22,233	22,972
Average revenue per operating day	$18.90	$20.35
Average direct operating costs per operating day	$10.99	$10.72
Average margin per operating day	$7.91	$9.64
Average rigs operating	244	255
Capital expenditures	$67,211	$153,276
Pressure Pumping:
Revenues	$42,864	$38,584
Direct operating costs (excluding depreciation)	$28,505	$21,151
Selling, general and administrative	$5,607	$4,068
Depreciation	$4,300	$3,124
Operating income	$4,452	$10,241
Total jobs	2,911	2,839
Average revenue per job	$14.72	$13.59
Average costs per job	$9.79	$7.45
Average margin per job	$4.93	$6.14
Capital expenditures	$12,959	$16,425
Drilling and Completion Fluids:
Revenues	$32,550	$30,760
Direct operating costs (excluding depreciation)	$28,533	$25,391
Selling, general and administrative	$2,626	$2,397
Depreciation	$724	$696
Operating income	$667	$2,276
Capital expenditures	$8	$1,098
Oil and Natural Gas Production and Exploration:
Revenues	$8,991	$10,259
Direct operating costs (excluding depreciation, depletion and impairment)	$2,067	$3,278
Selling, general and administrative	$—	$648
Depreciation, depletion and impairment	$2,627	$3,720
Operating income	$4,297	$2,613
Capital expenditures	$4,428	$5,032
Corporate and Other:
Selling, general and administrative	$7,239	$6,105
Depreciation	$203	$203
Other operating expenses	$300	$600
Loss on disposal of assets	$186	$202
Total capital expenditures	$84,606	$175,831

	March 31,	December 31,
	2008	2007
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$50,327	$17,434
Current assets	$551,968	$522,785
Total assets	$2,492,442	$2,465,199
Current liabilities	$294,645	$295,208
Long-term debt	$—	$50,000
Working capital	$257,323	$227,577